ZIONS BANCORPORATION
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***FOR IMMEDIATE RELEASE***

FOR:  ZIONS BANCORPORATION
One South Main Street
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott
Tel: (801) 844-7637

ZIONS BANCORPORATION ELECTS CLAIRE A. HUANG TO ITS
BOARD OF DIRECTORS, ANNOUNCES RETIREMENT OF JERRY C. ATKIN

SALT LAKE CITY, June 25, 2020 – Zions Bancorporation (Nasdaq: ZION) today announced that Claire A. Huang has been elected to its board of directors, effective July 1, 2020. The Company also announced the retirement of Jerry C. Atkin, effective on the same date.

Ms. Huang has worked as a global brand builder for over 30 years in multiple industries. She served as the chief marketing officer for J.P. Morgan Chase and Company from 2012 through 2014, following her work as head of global marketing, international communications and corporate social responsibility at Bank of America Merrill Lynch. Prior to her work at Bank of America, she was head of Fidelity Investments’ marketing and customer strategy groups. Her first role in financial services was at American Express. Earlier in her career, she developed her credentials as a turnaround and growth expert in consumer products companies beginning at Procter and Gamble.

Ms. Huang has previously served as a board member of several companies, including Mirador, Scottrade, Foster Farms and Stag’s Leap Wine Cellars. She currently serves on the board of directors of PODS, a leader in moving and storage, and of Prosper, a peer-to-peer lending platform, in addition to several non-profit boards.

“We are delighted to welcome Claire Huang to our board of directors,” said Harris H. Simmons, Zions Bancorporation’s Chairman and CEO. “She brings extensive experience in financial

ZIONS BANCORPORATION
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services marketing and digital transformation and optimization that will be highly valuable to Zions Bancorporation as we continue to build a strong foundation for future growth. Her customer-centric focus will help ensure that we’re always creating value for our clients as well as our shareholders.”

“I am honored and excited to join the Zions board,” commented Ms. Huang.  “I look forward to contributing to the next chapter of Zions’ growth, particularly leveraging their recent investments in their digital and technology platforms.”

Mr. Simmons noted that Mr. Atkin had served the Company with distinction since his election to the Board in 1993, and has served on or chaired the Audit, Compensation, and Nominating and Governance Committees. “Over his remarkable career, Jerry Atkin built SkyWest, a St. George, Utah-based airline with three nine-passenger aircraft and 13 employees, into the nation’s leading regional airline, with a fleet of nearly 500 airplanes and over 14,000 employees, carrying 43 million passengers annually to destinations throughout the nation. He has liberally shared his time, talents and a great deal of down-to-earth wisdom with us over the years, and he will be greatly missed. We all wish Jerry and his wife, Carolyn, much happiness in the years ahead.”

Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $2.8 billion in 2019 and more than $70 billion of total assets. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Bank is a consistent national and statewide leader of customer survey awards in small and middle-market banking, as well as a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.

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